August 11, 2023

Dear Nikole,

We are very pleased to offer you (“you” or “Employee”) the position of Chief Medical Officer (this “Position”) with Talkspace LLC (the “Company” or “Talkspace”), with an anticipated start date of November 15, 2023 (“Start Date”). This offer of at-will employment is conditioned on your satisfactory completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you, orally or in writing, during your interview or as part of any other communication, about your employment with Talkspace LLC.

A.
Position Responsibilities, and Supervision.

As an employee in this Position, you will be classified as exempt and not entitled to overtime compensation pursuant to applicable federal, state and local wage and hour laws. You will be subject to all applicable employment and other policies of Talkspace, as outlined in the Talkspace Handbook and elsewhere.

In this Position you will perform all duties and responsibilities that are reasonable and consistent with this Position, or as may be assigned to you by the Company from time to time. In this position you will be reporting to the Chief Executive Officer and serving as an integral member of the senior management team. You shall perform these duties professionally and competently and shall devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of Talkspace’s interests.

B.
Compensation and Benefits.
1.
Salary and Pay Frequency. As a full-time employee you will receive an annual salary of $325,000 subject to tax and other authorized withholdings pursuant to applicable law, which will be paid semi-monthly in accordance with the Company's normal payroll procedures (your “Base Salary”). Talkspace reserves the right, in its sole discretion, to prospectively modify your compensation at any time and for any reason, to the extent permitted by applicable law.
2.
Annual Bonus. You will be eligible for an annual bonus under the Company’s annual incentive program (your “Annual Bonus”). Your target Annual Bonus will be equal to 45% of your annual salary. Your Annual Bonus will be awarded based on the achievement of both individual and Company goals as communicated to you by the Company on an annual basis, approved by the Chief Executive Officer and Board of Directors, and subject to the terms and conditions of the applicable annual incentive program. You will have the opportunity to achieve up to a total of 45% of your target Annual Bonus based on achieving max goals as defined by the CEO and Board of Directors. Details on assessment, tracking, and eligibility is detailed in the Talkspace Handbook. Your 2023 target Annual Bonus will prorate at 2.5/12th of the annual amount reflecting your start date.

3.
Inducement Grant. Subject to approval by the Board of Directors of Talkspace, Inc., you are eligible for and will be granted $75,000 of restricted stock units (“RSUs”) in accordance with Talkspace, Inc.'s 2021 Stock Incentive Plan (the "Plan"). The Inducement Grant has annual vesting over four years; vesting at the end of each year on the anniversary of the Grant Award Date. The Grant Award Date will be December 1, 2023, the next open Company grant window.
4.
Equity Award. Subject to standard approval of the Board of Directors of the Company (or a subcommittee thereof) (the “Board”), the Company shall grant to you equity-based compensation awards under the Talkspace, Inc. 2021 Incentive Award Plan (the “Plan”) for the 2023 fiscal year with an aggregate approximate value equal to 2.5/12ths of your annual expected target Long Term Incentive Compensation based on a future 2024 fiscal year expectation of a full year $75,000 award level. Of such amount, 80% shall be granted in the form of a restricted stock units and 20% in the form of ISO eligible options (the “Award”), subject to your continued employment through the applicable grant date and subject to continued CEO and Board approval of the estimated ratio of RSU to ISOs. The number of shares of Company common stock subject to the Award will be determined by dividing the applicable the Award grant value by the average Fair Market Value (as defined in the Plan) of the Company’s common stock over the five (5) trading days immediately preceding (but not including) the applicable grant date. Subject to your continued service with the Company through the applicable vesting date, the Award shall vest with respect to 25% of the shares underlying such Award, on the first anniversary of the grant date, and as to the remaining 75% of the shares underlying such Award, in substantially equal installments on each of the 12 quarterly anniversaries thereafter (the “Vesting Schedule”). The terms and conditions of each Award shall be set forth in one or more separate award agreement(s) in a form(s) prescribed by the Company, to be entered into by the Company and you (the “Award Agreements”). Except as otherwise specifically provided in this Agreement, Award(s) shall be governed in all respects by the terms of and conditions of the Plan and the applicable Award Agreement.
5.
Benefits. During your employment, you will be entitled to the benefits generally made available to regular, full-time salaried employees of the Company as summarized on the attached Talkspace Benefits Overview. Talkspace reserves the right to adjust their benefits program from time to time as the Company sees fit. You will be required to review and sign the Talkspace Employee Handbook as a condition to your employment along with completing applicable immigration, payroll and tax forms.
6.
Executive Severance Plan. Subject to approval by the Compensation Committee of the Board, you shall be a Tier 2 participant in the Talkspace, Inc. Executive Severance Plan (the “Severance Plan”), a copy of which is attached hereto as Exhibit A.

C.
Contingencies; At-Will Employment.
1.
Contingencies. This offer of employment is conditioned upon your:

i.
Execution of (a) the Confidential Information, Restrictive Covenant and Work for Hire Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”) and (b) the Company’s Employee Handbook;
ii.
Successful completion of a background check; and
iii.
Completion of applicable immigration, payroll and tax forms, and to provide documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.
2.
At-Will Employment. Your employment will be at-will, meaning that you or Talkspace may terminate the employment relationship at any time, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and Talkspace on this term. Although your duties, title, compensation, and benefits, as well as Talkspace's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express agreement signed by you and an authorized representative of Talkspace.
D.
Miscellaneous.
1.
Governing Law. The validity, interpretation, enforceability, and performance of this letter shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws provisions thereof. Each party hereto hereby consents to the personal and exclusive jurisdiction and venue of the courts of the State of New York and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.
2.
Whole Agreement. This contract is intended by the parties to be the full and final expression of their agreement and shall not be contradicted by any prior written or oral agreement.
3.
Severability. Any part, provision, representation or warranty of this Agreement which is prohibited, or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
4.
Representations. You hereby represent and warrant the following:
i.
You are currently not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, as set forth herein, or which is in any way inconsistent with the terms of this offer letter.

ii.
Your acceptance of employment with the Company and performance of the responsibilities in your Position shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy (including any valid restrictive covenants) to which you are party or otherwise bound and that you are under no other legal or contractual restriction prohibiting you from accepting employment with the Company and performing the responsibilities in your Position.
iii.
You have submitted to the Company, a copy of which is annexed hereto, an email copy of Doctors on Demand’s and Included Health’s waiver of rights and exception to enforce the non-competition terms set forth in your Provider Agreement, which you have represented above in paragraph 4(i) and (ii).
iv.
Your performance of all the terms of this Agreement and your engagement with the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your engagement with the Company, and you will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.
v.
You have not brought and will not bring to the Company any materials, documents or information of any kind of a former employer or third party (other than the Company) that is subject to any use restriction and that is not generally available to the public and will not disclose to the Company nor use in connection with your employment hereunder any materials, documents, property or information belonging to a former employer or third party (other than the Company) that are not generally available to the public, absent express written authorization from such former employer or third party to do so.
vi.
You currently are not, nor have ever been, included on the List of Excluded Individuals/Entities (LEIE) from Federally funded health care programs pursuant to section 1128 of the Social Security Act (and from Medicare and State health care programs under section 1156 of the Act) by the Office of Inspector General, or otherwise.
5.
Entire Agreement. This letter, along with the Restrictive Covenant Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements whether written or oral.
6.
Assignment. This letter is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this letter to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, or to any subsidiary or affiliate of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

* * *

We are excited about the prospect of you joining our team. If you have any questions about the above details, please contact People Operations at peopleops@talkspace.com. If you wish to accept this Position, please sign below and return this letter agreement within three (3) business days; after three business days, this offer will be deemed to be withdrawn.

Very truly yours,

Jon Cohen, M.D.

Chief Executive Officer and Board Member Talkspace LLC

Acceptance of Offer

I have read and understand all the terms of the offer of employment set forth in this letter and I accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized Talkspace representative, no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is Talkspace’s complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

By:

Name: Nikole Sara Benders-Hadi, M.D.

Date: 8/15/2023